Exhibit 10.1

THE GOODYEAR TIRE & RUBBER COMPANY

EXECUTIVE ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2019)

1.    Purpose. The purpose of this Executive Annual Incentive Plan (this “Plan”) is to reward designated employees of The Goodyear Tire & Rubber Company (the “Company”) and its Subsidiaries for the achievement of business objectives in a manner consistent with the Company’s strategies for achieving sustainable long-term shareholder value. The Plan is effective as of January 1, 2019, and as of that date, The Goodyear Tire & Rubber Company Management Incentive Plan and the Performance Recognition Plan of The Goodyear Tire & Rubber Company (the “Prior Plans”) are terminated in their entirety; provided that all outstanding awards under the Prior Plans as of December 31, 2018 shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plans.

2.    Definitions. The following capitalized words as used in this Plan shall have the following meanings:

“Award Opportunity” means a cash award opportunity established under the Plan for a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish, other than a Discretionary Bonus.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning given such term in Section 1 of this Plan or any successor to the Company.

“Deferred Stock Unit” means a deferred stock unit granted under the 2017 Performance Plan of the Company or a successor shareholder-approved equity compensation plan of the Company.

“Disability” means termination of employment while receiving benefits under a long-term disability income plan provided by a government or sponsored by the Company or one of its Subsidiaries.

“Discretionary Bonus” has the meaning given such term in Section 7 of this Plan.

“Employee” means any person who is on the active payroll of the Company or a Subsidiary at the relevant time.

“Participant” means, as to any Performance Period, any Employee who is selected by the Committee to be eligible to participate in the Plan for that Performance Period, as provided herein (and, for purposes of clarity, in lieu of expressly selecting eligible Employees as Participants, the Committee may establish eligibility criteria providing for participation of all Employees who satisfy such criteria).

“Payout Formula” means the formula established by the Committee for determining Award Opportunities for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.

“Performance Objectives” means the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants who have received Award Opportunities. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of a Subsidiary, division, business unit, department, region or function within the Company or Subsidiary in which the Participant is employed or in terms of the performance of the individual Participant. Performance Objectives may be made relative to the performance of other corporations or entities.

“Performance Period” means the Company’s fiscal year or such other period as determined by the Committee in its discretion, within which the Performance Objectives relating to an Award Opportunity are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Plan” means The Goodyear Tire & Rubber Company Executive Annual Incentive Plan, as amended from time to time.

“Prior Plans” has the meaning given such term in Section 1 of this Plan.

“Retirement” means termination of employment at any age after 30 or more years, or at age 55 or older with at least 10 years, of continuous service with the Company and its Subsidiaries.

“Subsidiary” means any corporation or entity in which the Company directly or indirectly owns or controls securities having a majority of the voting power of such corporation or entity.

3.    Administration.

a.    The Committee shall be responsible for administration of the Plan. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Subsidiaries, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. No member of the Committee shall be liable for any such action or determination made in good faith.

b.    The Committee may delegate to the Chief Executive Officer or other senior officers or senior managers of the Company, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such senior officers or senior managers as it relates to those aspects of the Plan that have been delegated. In this regard, the Committee specifically authorizes each senior officer and senior manager to establish and evaluate individual Performance Objectives or allocate an award pool based on assessments of individual performance for his or her direct or indirect reports who participate in the Plan. Notwithstanding the foregoing, the Compensation Committee specifically reserves the authority (i) to approve the total potential pool and related funding levels for Award Opportunities with respect to any Performance Period under the Plan, and (ii) to the extent required by the Committee charter or applicable exchange listing standards, establish and administer Award Opportunities and determine payouts for any Board-appointed officers of the Company.

4.     Eligibility. The Committee, in its sole discretion, shall determine which Employees will be eligible to participate in the Plan. An Employee who is a Participant for a given Performance Period or who receives a Discretionary Bonus hereunder is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period or of receiving any further Discretionary Bonus.

5.     Award Opportunities.

a.    Within the first 90 days following the beginning of each Performance Period (or by such other date as the Committee may determine, in its sole discretion), the Committee shall establish the Award Opportunity for each Participant, including, as applicable, the related Performance Objectives and Payout Formula or aggregate funding pool. Each Performance Objective may be weighted by the Committee to reflect its relative importance to the Company in the applicable Performance Period. The Payout Formulas, Performance Objectives and weighting of the Performance Objectives need not be uniform with respect to any or all Participants. The Committee may also establish Award Opportunities for newly hired or newly promoted employees without compliance with such timing and other limitations as provided herein, which Award Opportunities may be based on performance during less than the full Performance Period and may be pro-rated in the discretion of the Committee.

b.    Except as otherwise may be provided pursuant to this Plan or any employment or severance agreement or plan between the Participant and the Company or a Subsidiary, any Award Opportunity will be forfeited automatically to the extent that the Performance Objectives established by the Committee are not achieved during the applicable Performance Period. However, the Committee may determine that only a threshold level relating to a Performance Objective must be achieved for Award Opportunities to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c.    The Committee may in its sole discretion modify the Payout Formulas, Performance Objectives or the related performance levels, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances; (ii) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (iii) in such other circumstances as the Committee may determine, in its sole discretion.

6.    Determination and Vesting of Award Opportunities.

a.    Following the end of each Performance Period, the Committee shall determine in writing whether and to what extent the Performance Objectives for that Performance Period have been achieved and, if such Performance Objectives have been achieved, to approve the actual payment of each Award Opportunity pursuant to the applicable Payout Formulas or the aggregate funding level of the pool, as applicable.

b.    Except as otherwise may be provided pursuant to this Plan or any employment or severance agreement or plan between the Participant and the Company or a Subsidiary, a Participant must be employed by the Company or a Subsidiary on the last day of the Performance Period to be eligible for payment of an Award Opportunity earned for that Performance Period, subject to adjustments under Section 6(c). Unless otherwise determined by the Committee, and only if the Participant is not otherwise entitled to a payout of an Award Opportunity for the year of termination under an employment or severance agreement or plan between the Participant and the Company or a Subsidiary, a Participant whose employment with the Company and its Subsidiaries terminates during a Performance Period due to Retirement, Disability or death shall be eligible to receive payment of an Award Opportunity in accordance with this Section 6(b) pro-rated for the portion of the Performance Period prior to termination of employment.

i.    Any pro-rated Award Opportunity pursuant to this Section 6(b) on account of a Participant’s termination of employment due to death shall be determined based upon the target Award Opportunity level.

ii.    Any pro-rated Award Opportunity pursuant to this Section 6(b) on account of a Participant’s termination of employment due to Retirement or Disability shall be determined based upon actual performance through the end of the applicable Performance Period. Notwithstanding the foregoing, a Participant who, after Retirement, enters into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products or provides services in competition with products sold or services provided by the Company and its Subsidiaries, forfeits the right to receive a distribution under this Plan in respect of such Performance Period. In the event such Participant enters into such a relationship with a competitor within one year following a payment or deferral under this Plan, then to the extent permitted by applicable law, the Participant agrees to refund to the Company any such payment the Participant received and to forfeit any such deferral into a Deferred Stock Unit account under Section 8(c). To the extent that amounts are not immediately refunded to the Company as provided in the immediately preceding sentence, the Company may, to the extent permitted by applicable laws, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for any reason, including, without limitation, severance, wages or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.

c.    Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, reduce the resulting Award Opportunity otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Objectives, at any time prior to the payment of the Award Opportunity, for any reason or no reason, including solely as a result of a Participant’s termination of employment prior to or following the end of the Performance Period; provided that the Committee may not reduce the payout for any Participant whose employment terminated by reason of death or Disability.

7.    Discretionary Bonus. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, make a discretionary bonus award (a “Discretionary Bonus”) to any Participant in light of such Participant’s individual performance or such other circumstances or factors as the Committee deems relevant.

8.    Payment.

a.    Except as otherwise may be provided pursuant to a valid deferral election in effect under a deferred compensation plan of the Company or a Subsidiary, and except as otherwise may be provided pursuant to Sections 8(b) or 8(c) below, any vested Award Opportunity earned by a Participant for a particular Performance Period shall be paid in cash no later than two and one-half months after the end of the Performance Period (or, with respect to non-U.S. Participants, within 90 days after the end of the Performance Period); and any Discretionary Bonus shall be paid in cash no later than two and one-half months after the end of the Company’s fiscal year in which the Committee approves payment of such Discretionary Bonus (or, with respect to non-U.S. Participants, within 90 days after the end of such fiscal year). Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that all or part of an Award Opportunity or Discretionary Bonus shall be paid in the form of an equivalent amount of common stock of the Company; provided that the shares shall be issued under and subject to the terms and conditions of a shareholder-approved equity compensation plan of the Company.

b.    Any vested Award Opportunity earned by a Participant by reason of his or her death, and any Deferred Stock Units credited to such deceased Participant, shall be paid to the Participant’s estate within sixty (60) days following the date of death.

c.    The Committee, in its sole discretion, may allow certain Participants in the Plan to convert all or a portion of their Award Opportunity into Deferred Stock Units subject to the terms of this Section 8(c). If permitted by the Committee, such Participants may elect to convert 25%, 50%, 75% or 100% of their Award Opportunity into a Deferred Stock Unit account for a period of three years by irrevocably electing prior to the beginning of the Performance Period to defer their Award Opportunity into Deferred Stock Units. If a Participant first becomes eligible to defer amounts under this Plan after the beginning of a Performance Period (within the meaning of Section 409A of the Code and after applying the aggregation rules) then the deferral election must be filed by and shall become irrevocable as of the 30th day following the first day of eligibility and will only apply to the amount of the Award Opportunity paid for services provided after the election pursuant to Treasury Regulations Section 1.409A-2(a)(7). The amount of the Award Opportunity that is converted into the Deferred Stock Unit account will be increased by 20%. This 20% increase in the amount of the Award Opportunity deferred is subject to a one-year vesting requirement as described below. The number of Deferred Stock Units will be determined by dividing 120% of the deferral amount by the Fair Market Value of the Common Stock (each as defined in the 2017 Performance Plan) on the date the payout is approved by the Committee. If the Participant terminates employment (except by death, Disability or Retirement) prior to the first anniversary of the end of the Performance Period for which the Award Opportunity was earned, the Deferred Stock Unit account relating to such year will be reduced to equal the number of Deferred Stock Units that would have been equal to 100% of the portion of the Award Opportunity that was deferred on the date the payout was approved by the Committee. The Committee may authorize dividend equivalents at the same rate as dividends are paid on the Company’s Common Stock, to be reinvested in the deferral account based on the Fair Market Value of the Common Stock on the date the Company pays any such dividend. Unless the Award Opportunity has been previously paid out due to a death as specified in Section 8(b), on March 31 of the fourth year following the end of the Performance Period for which the Award Opportunity was earned, the Deferred Stock Unit accounts will be converted into shares of Common Stock and issued to the Participant less amounts withheld to satisfy any tax withholding requirements. Upon a “change in control” of the Company, the Deferred Stock Units shall be subject to the provisions of Section 14 of the 2017 Performance Plan of The Goodyear Tire & Rubber Company (or any successor provision thereto).

9.     Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries, are required to be withheld with respect to such payments.

10.     No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of a Participant. For purposes of the Plan, the transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of the Participant’s employment.

11.    Transferability. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities or torts of a Participant.

12.     Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.     Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Ohio, but without regard to its conflict of law provisions.

14.     Amendment or Termination. The Committee reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Employee or other person; provided, that no such amendment, suspension or termination shall materially adversely affect the payment of any Award Opportunity earned for a Performance Period ending prior to the action of the Board amending, suspending or terminating the Plan. Upon a termination of the Plan, the Committee may, in its sole discretion, accelerate the time or schedule of a payment of Deferred Stock Units under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j).

15.    Source of Payment. Each Award Opportunity and Discretionary Bonus that may become payable under the Plan will be paid solely from the general assets of the Company and its Subsidiaries. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award Opportunity or Discretionary Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

16.    Clawback. In addition to any other remedies available to the Company or a Subsidiary, any Award Opportunity or Discretionary Bonus granted or paid to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy maintained by the Company from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

17.    Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

18.    Section 409A. The Company intends that Award Opportunities and Discretionary Bonuses granted under the Plan be exempt from, or comply with, the requirements of Section 409A of the Code, and the Plan shall be interpreted, administered and governed in accordance with that intent. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

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